Exhibit 2

SHARE EXCHANGE AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ORMAT INDUSTRIES LTD.,

ORMAT TECHNOLOGIES, INC.,

AND

ORMAT SYSTEMS LTD.

DATED AS OF

NOVEMBER 10, 2014

TABLE OF CONTENTS

1.	SHARE EXCHANGE	2
1.1	Closing.	2
1.2	Effect on Capital Stock.	2
1.3	Exchange of Certificates.	3
1.4	Exchange Procedures.	3
1.5	No Further Ownership Rights in OIL Ordinary Shares.	4
1.6	No Fractional Shares.	4
1.7	Distributions with Respect to Unexchanged Shares.	4
1.8	Withholding Rights.	4
1.9	Termination of Exchange Fund.	5
1.10	Lost Certificates.	5
2.	MERGER ETC.	5
2.1	The 1st Internal Transfer.	5
2.2	The 2nd Internal Transfer.	5
2.3	The Merger	5
3.	REPRESENTATIONS AND WARRANTIES OF OIL	6
3.1	Due Organization, Good Standing and Corporate Power.	6
3.2	Authorization of Agreement.	6
3.3	Consents and Approvals; No Violations.	7
3.4	Capital Structure.	7
3.5	Ownership of OTI.	7
3.6	Litigation and Compliance with Laws	7
3.7	OIL ISA Filings; Financial Statements; Absence of Changes.	8
3.8	Taxes.	9
3.9	Broker’s or Finder’s Fee.	9
3.10	Property.	9
3.11	Affiliate Transactions.	9
3.12	Information to be Supplied.	10
3.13	Voting Requirements; Approval; Board Approval.	10
3.14	State Takeover Laws and Rights Plan.	10
3.15	No Other Representations or Warranties.	10
4.	REPRESENTATIONS AND WARRANTIES OF OSI AND OSIL	10
4.1	Due Organization, Good Standing and Corporate Power.	10
4.2	Authorization of Agreement.	11
4.3	Consents and Approvals; No Violations.	11
4.4	Capital Structure; Valid Issuance.	11
4.5	Ownership of OSIL.	12
4.6	Litigation and Compliance with Laws.	12
4.7	OTI SEC Filings; Financial Statements; Absence of Changes.	13
4.8	Taxes.	13
4.9	Broker's or Finder's Fee.
4.10	Information to be Supplied.	14
4.11	Voting Requirements; Approval; Board Approval.	14
4.12	State Takeover Laws and Rights Plan.
4.13	No Other Representations or Warranties.	14
5.	COVENANTS	15
5.1	Prospectus Exemption.	15
5.2	OIL Meetings; Court Approval.	15

5.3	OTI Stockholder Consent.	16
5.4	Conduct of OIL Business Pending the Closing.	16
5.5	Conduct of OTI and OSIL Business Pending the Closing.	17
5.6	Efforts; Takeover Statutes.	17
5.7	Public Announcements.	18
5.8	Notification of Certain Matters.	18
5.9	Access.	18
5.10	Preparation of SEC and ISA Filings.	19
5.11	Change of Recommendation by OIL.	19
5.12	Change of Recommendation by OTI.	20
5.13	NYSE Listing.	20
5.14	Transaction Litigation.	21
5.15	Indemnification, Exculpation and Insurance.	21
5.16	Tax Matters.	22
5.17	Affiliate Agreements.	22
5.18	Section 16 Matters.	22
6.	CONDITIONS PRECEDENTS	22
6.1	Joint Conditions.	22
6.2	Conditions to the Obligation of OIL.	23
6.3	Conditions to the Obligation of OTI.	23
6.4	Frustration of Closing Conditions.	24
7.	TERMINATION AND ABANDONMENT	24
7.1	Basis for Termination.	24
7.2	Effect of Termination.	25
8.	MISCELLANEOUS	26
8.1	Nonsurvival of Representations, Warranties and Agreements.	26
8.2	Expenses.	26
8.3	Entire Agreement.	26
8.4	Governing Law; Jurisdiction; Waiver of Jury Trial.	26
8.5	Notices.	27
8.6	Amendments and Waivers.	28
8.7	No Third-Party Beneficiaries.	28
8.8	Assignability.	28
8.9	Construction.	29
8.10	Severability.	29
8.11	Counterparts.	29
8.12	Specific Performance.	29
8.13	Disclosure Letters.	30
9.	DEFINITIONS	30

EXHIBITS AND SCHEDULES

Exhibit A:     Form of OIL Shareholders Undertaking Agreements

Exhibit B:     Form of Voting Neutralization Agreements

Exhibit C:     Form of OIL Voting Agreement

OIL Disclosure Letter

OTI Disclosure Letter

SHARE EXCHANGE AGREEMENT AND PLAN OF MERGER

This Share Exchange Agreement and Plan of Merger (this “Agreement”), dated as of November 10, 2014, is by and among Ormat Industries Ltd., an Israeli corporation (“OIL”); Ormat Technologies, Inc., a Delaware corporation (“OTI”); and Ormat Systems Ltd., an Israeli company and a wholly-owned subsidiary of OTI (“OSIL”).

RECITALS

WHEREAS, the Parties wish to enter into a transaction whereby (i) at the Closing, each issued and outstanding OIL Ordinary Share will be transferred to, and acquired by, OTI, free and clear of any Security Interests, in exchange for the right of the holders thereof to receive that number of fully paid and nonassessable shares of OTI Common Stock equal to the Exchange Ratio, such that OIL will become a direct wholly owned Subsidiary of OTI (the "Share Exchange"); (ii) within three (3) Business Days after the Closing, OIL will transfer all of the OTI Common Stock held by it to OTI (the "1st Internal Transfer"), which shares of OTI Common Stock will be automatically canceled in accordance with Section 2.1; (iii) promptly following the 1st Internal Transfer, OTI will transfer all of the OSIL Ordinary Shares held by it to OIL (the "2nd Internal Transfer"), such that OSIL will become a direct wholly owned Subsidiary of OIL; and (iv) on March 31, 2015, OIL will merge (the “Merger”) with and into OSIL following which OIL will cease to exist and OSIL will be the surviving company (the "Surviving Company") and shall become a direct wholly owned Subsidiary of OTI, all in accordance with this Agreement;

WHEREAS, the board of directors of OTI (upon the unanimous recommendation of the special committee of the board of directors of OTI consisting solely of independent directors (the “OTI Special Committee”)) has (i) approved and declared advisable, fair to and in the best interests of its shareholders, this Agreement, the Share Exchange and the other Transactions contemplated by this Agreement, and (ii) determined to recommend to its shareholders the approval of this Agreement, the Share Exchange and the other Transactions contemplated by this Agreement;

WHEREAS, the board of directors of OIL (upon the unanimous recommendation of the special committee of the board of directors of OIL consisting solely of independent directors (the “OIL Special Committee”)), has (i) approved and declared advisable, fair to and in the best interests of its shareholders, this Agreement, the Share Exchange and the other Transactions contemplated by this Agreement, and (ii) determined to recommend to its shareholders the approval of this Agreement, the Share Exchange, and the other Transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement of the Parties to enter into this Agreement, (i) certain principal shareholders of OIL (the "OIL Principal Shareholders") are each entering into (A) a voting and undertaking agreement, in substantially the form attached hereto as Exhibit A (the "OIL Shareholders Undertaking Agreement"), pursuant to which, among other things, each such Person has agreed to vote all of the OIL Ordinary Shares owned by it in favor of the approval and adoption of this Agreement, and the approval of the Share Exchange, the Merger and the other Transactions contemplated hereby and to comply with the terms of the Israeli Tax Ruling applicable to such Person and (B) a voting neutralization agreement, in substantially the form attached hereto as Exhibit B (the "Voting Neutralization Agreement" and, together with the OIL Shareholders Undertaking Agreements, the "OIL Shareholders Voting Agreements"), pursuant to which, among other things, each such Person has agreed to vote a portion of the OTI Common Stock to be owned by it following the Closing in direct proportion to the votes of OTI’s other stockholders, and (ii) OIL is entering into a voting agreement, in substantially the form attached hereto as Exhibit C (the "OIL Voting Agreement"), pursuant to which, among other things, OIL has agreed to vote all of the shares of OTI Common Stock owned by it in favor of the OTI Stockholder Approval;

WHEREAS, the Parties intend to effect the Share Exchange, the Merger and the other Transactions contemplated by this Agreement by way of a court-approved arrangement among OIL, OSIL and their respective shareholders and (if applicable) creditors, in accordance with Sections 350 and 351 of the Companies Law and other applicable Law;

WHEREAS, on November 9, 2014, OIL and OSIL have obtained a ruling, dated November 6, 2014, from the ITA confirming, among other things, that, subject to the conditions stipulated therein, the obligation of OIL shareholders to pay capital gains tax on the Share Exchange will be deferred in accordance with the provisions of Section 103C of the Ordinance (the “Israeli Tax Ruling”); and

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, the Share Exchange, the Merger and the other Transactions contemplated by this Agreement will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	SHARE EXCHANGE

1.1     Closing.

On the terms and subject to the conditions set forth in this Agreement and the Court Approval, the consummation of the Share Exchange (the “Closing”) will take place at the offices of Chadbourne & Parke LLP, 1301 Avenue of the Americas, New York, NY ("OTI Counsel"), at a time and on a date to be mutually designated by the Parties (or such other place, time and date agreed to by the Parties), which shall be no later than the second Business Day (or such other period of time agreed to by the Parties) following the satisfaction or waiver (wherever permissible by the applicable Party) of all of the conditions set forth in Article VI (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing). The date on which the Closing occurs is referred to as the “Closing Date” or the “Effective Time,” as applicable.

1.2     Effect on Capital Stock.

At the Effective Time, by virtue of the Share Exchange and without any further action on the part of OIL or OTI or any of the holders of the following securities, each of the following shall occur:

(a)     Cancellation of OIL Treasury Stock. Any OIL Ordinary Share that is owned by OIL as treasury stock and any OIL Ordinary Shares owned by OTI or any direct or indirect wholly owned Subsidiary of OIL or of OTI, will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor.

(b)     No Effect on OTI Common Stock. Each share of OTI Common Stock (i) not owned by OIL that is issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Effective Time, and (ii) that is owned by OIL immediately prior to the Effective Time will, subject to Section 2.1 hereof, continue to be owned by OIL but OIL acknowledges and agrees that no consideration will be delivered in exchange therefor and shall be treated by OTI as dormant shares that do not carry any voting or economic rights.

(c)     Share Exchange. Each issued and outstanding OIL Ordinary Share will be transferred to, and acquired by, OTI, free and clear of any Security Interests, in exchange for the right of the holders thereof (subject to Sections 1.2(a), 1.2(b) and 1.6 hereof) to receive that number of fully paid and nonassessable shares of OTI Common Stock equal to the Exchange Ratio. The shares of OTI Common Stock to be issued pursuant to this Section 1.2(c) are referred to as the “Share Exchange Consideration.” For the sake of clarity, as of the Effective Time, (i) all issued and outstanding OIL Ordinary Shares will be transferred to, and acquired by, OTI, free and clear of any Security Interests, such that OIL will become a direct wholly owned Subsidiary of OTI and (ii) any holder of a certificate or book-entry shares formerly representing any such OIL Ordinary Shares will cease to have any rights with respect thereto, except the right to receive the Share Exchange Consideration upon surrender of such certificate or book-entry share. The issuance of OTI Common Stock (and Rights, if issued pursuant to the following paragraph) in connection with the Share Exchange is referred to as the “OTI Stock Issuance.”

(d)     Adjustments. Without derogating from any other provision of this Agreement (including Sections 5.4 and 5.5 hereof), (i) the Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of OTI Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of OTI Common Stock occurring on or after the date hereof and prior to the Effective Time, and (ii) unless the Rights shall have expired or been redeemed prior to the Effective Time, upon the issuance of any OTI Common Stock hereunder, and pursuant to the Rights Agreement, one Right shall be issued together with and shall attach to each share of OTI Common Stock issued pursuant to the terms of this Agreement (in which case, references in this Agreement to OTI Common Stock shall include, unless the context requires otherwise, the Rights).

1.3     Exchange of Certificates.

Prior to the Closing, OTI will appoint a bank, depositary or trust company that maintains an office in Israel, which is reasonably acceptable to OIL, to act as the exchange agent (the “Exchange Agent”). At or prior to the Effective Time, OTI will deposit with the Exchange Agent, for the benefit of the holders of OIL Ordinary Shares, for exchange in accordance with this Article I through the Exchange Agent, evidence in book-entry form representing the shares of OTI Common Stock issuable pursuant to this Article I in exchange for outstanding OIL Ordinary Shares that were converted into the right to receive the Share Exchange Consideration (such shares of OTI Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent will, pursuant to irrevocable instructions, deliver the OTI Common Stock to be issued pursuant to this Article I out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.

1.4     Exchange Procedures.

(a)     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail, or facilitate the mailing, to any holder of record of outstanding OIL Ordinary Shares whose shares were converted into the right to receive the Share Exchange Consideration pursuant to Section 1.2(c), (a) a letter of transmittal, and (b) instructions for use in effecting the exchange of any OIL Ordinary Shares for Share Exchange Consideration. Upon delivery to the Exchange Agent of the letter of transmittal, duly executed, and such other documents as may reasonably be required by OTI or the Exchange Agent, the holder of such OIL Ordinary Shares will be entitled to receive in exchange therefor the Share Exchange Consideration (and cash in lieu of fractional shares of OTI Common Stock pursuant to Section 1.6 hereof) that such holder has the right to receive pursuant to the provisions of this Article I. Until exchanged as contemplated by this Section 1.4 and Section 1.5 below, any OIL Ordinary Shares previously owned by such shareholder will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the Share Exchange Consideration as contemplated by Section 1.2(c).

(b)     Notwithstanding the foregoing and Section 1.3, it is hereby clarified that, with respect to holders of certificates (and not book-entry shares) formerly representing any OIL Ordinary Shares and registered in OIL's own shareholders registrar (the "OIL Record Holders"), OTI may (i) deliver itself (or through an agent reasonably acceptable to OIL) said letter of transmittal (and instructions) to such OIL Record Holders and (ii) upon delivery to OTI (or said agent) of the letter of transmittal, duly executed, and such other documents as may reasonably be required by OTI (or said agent), the OIL Record Holder will be entitled to receive a certificate (or evidence in book-entry form) representing the shares of OTI Common Stock issuable pursuant to this Article I in exchange therefor (and cash in lieu of fractional shares of OTI Common Stock pursuant to Section 1.6 hereof).

1.5     No Further Ownership Rights in OIL Ordinary Shares.

The Share Exchange Consideration issued in accordance with the terms of this Article I will be deemed to have been issued in full satisfaction of all rights pertaining to such OIL Ordinary Shares. After the Closing, by virtue of the Arrangement, no OIL Shareholder (whether such shares were held through certificate or book-entry form) shall have the right (i) to receive any consideration, including securities of OTI or cash, other than the shares of OTI Common Stock (and cash in lieu of fractional shares pursuant to Section 1.6) to be provided to such shareholder hereunder or (ii) to make any claim with respect to the authority of any Party to enter into this Agreement or the enforceability of the Share Exchange, the Merger or any of the other Transactions.

1.6     No Fractional Shares.

(a)     No certificates or scrip representing fractional shares of OTI Common Stock will be issued upon the conversion of OIL Ordinary Shares pursuant to Section 1.2, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of OTI Common Stock. For purposes of this Section 1.6, all fractional shares to which a single record holder would be entitled will be aggregated, and calculations will be rounded to three decimal places.

(b)     Fractional shares of OTI Common Stock that would otherwise be allocable to any former holders of OIL Ordinary Shares in the Share Exchange will be aggregated, and no holder of OIL Ordinary Shares will receive cash equal to or greater than the value of one full share of OTI Common Stock. The Exchange Agent will promptly cause the whole shares obtained thereby to be sold, in the open market or otherwise as directed by OTI, and in no case later than 30 Business Days after the Effective Time. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes and fees, on a pro rata basis, without interest, as soon as practicable to the holders of OIL Ordinary Shares entitled to receive such cash. Payment of cash in lieu of fractional shares of OTI Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to OTI of issuing fractional shares and will not represent separately bargained-for consideration.

1.7     Distributions with Respect to Unexchanged Shares.

No dividends or other distributions with respect to OTI Common Stock with a record date after the Effective Time will be paid to the holder of any OIL Ordinary Shares with respect to the shares of OTI Common Stock issuable upon exchange thereof, until the exchange of such OIL Ordinary Shares in accordance with this Article I. Subject to applicable Law, following the exchange of any such OIL Ordinary Shares, there will be paid to the holder of the certificate representing whole shares of OTI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of OTI Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such exchange payable with respect to such whole shares of OTI Common Stock.

1.8     Withholding Rights.

OTI or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, the Ordinance or any applicable Tax Law. Notwithstanding the foregoing, except as may be required by the Israeli Tax Ruling, no amounts will be deducted or withheld with respect to the making of such payment under the Ordinance. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

1.9     Termination of Exchange Fund.

Any portion of the Exchange Fund that remains undistributed to the holders of the OIL Ordinary Shares following twelve (12) months from the Closing Date will be delivered to OTI, upon its demand, and any holders of the OIL Ordinary Shares who have not theretofore complied with this Article I will thereafter look only to OTI for the Share Exchange Consideration and any dividends or other distributions with respect to OTI Common Stock to which they are entitled pursuant to this Article I. Any portion of the Exchange Fund (and all dividends or other distributions payable pursuant to Section 1.7) remaining unclaimed by holders of OIL Ordinary Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of OTI free and clear of any claims or interest of any Person previously entitled thereto.

1.10     Lost Certificates.

If any certificate representing OIL Ordinary Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, and, if required by OTI or the Exchange Agent, the posting by such Person of a bond in such amount as OTI or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed certificate, the Share Exchange Consideration to be paid in respect of the OIL Ordinary Shares formerly represented thereby pursuant to this Article I.

2.	MERGER ETC.

2.1     The 1st Internal Transfer. Subject to the occurrence of the Closing, the consummation of the 1st Internal Transfer will take place at the offices of OTI Counsel, within three (3) Business Days following the Closing (or such other place, time and date agreed to by the Parties) by way of OIL executing and delivering to OTI, for no consideration, a stock power deed, in a form reasonably acceptable to OTI, evidencing the transfer of all shares of OTI Common Stock owned by OIL to OTI. In accordance with the resolution of the board of directors of OTI approving this Agreement, each share of OTI Common Stock that is transferred to OTI as part of the 1st Internal Transfer will, immediately following the 1st Internal Transfer, automatically be canceled and will cease to exist.

2.2     The 2nd Internal Transfer. Subject to the occurrence of the 1st Internal Transfer, the consummation of the 2nd Internal Transfer will take place at the offices of OTI Counsel, promptly following the 1st Internal Transfer, and in no event earlier than one Business Day thereafter (or such other place, time and date agreed to by the Parties), by way of (i) OTI executing and delivering to OIL a share transfer deed, in a form reasonably acceptable to OIL, evidencing the transfer of all of the OSIL Ordinary Shares owned by OTI to OIL, and (ii) in exchange therefor, OIL shall issue to OTI one (1) fully paid and nonassessable OIL Ordinary Share.

2.3     The Merger.

(a)     The Merger Closing. Subject to the occurrence of the 2nd Internal Transfer, the consummation of the Merger (the "Merger Closing") will take place at the offices of OTI Counsel, on and as of March 31, 2015 (or such other place, time and date agreed to by the Parties). The date or time on which the Merger Closing occurs is referred to as the “Merger Closing Date” or the “Merger Effective Time,” as applicable.

(b)     The Merger. On the terms and subject to the conditions of this Agreement, at the Merger Effective Time, (i) OIL will merge with and into OSIL, the separate corporate existence of OIL shall cease and OSIL will be the Surviving Company and will become a wholly-owned Subsidiary of OTI, and (ii) the Merger will have the effects set forth in this Agreement and the applicable provisions of the Court Approval. Without limiting the generality or effect of the foregoing, at the Merger Effective Time, all the property, rights, privileges, immunities, powers and franchises of OIL and OSIL will vest in the Surviving Company and all debts, liabilities and duties of OIL and OSIL will become the debts, liabilities and duties of the Surviving Company.

(c)     Articles of Association and Directors and Officers of the Surviving Company. Unless otherwise determined by OTI prior to the Merger Effective Time, (i) the Charter Documents of OSIL in effect at the Merger Effective Time will be and remain the Charter Documents of the Surviving Company, until thereafter changed or amended in accordance with applicable Law, and (ii) the directors and officers of OSIL immediately prior to the Merger Effective Time will be the initial directors and officers of the Surviving Company until their respective successors are duly appointed and qualified in the manner provided by the Charter Documents of the Surviving Company or as otherwise provided by applicable Law.

(d)     Effect of the Merger on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of OIL or OSIL or any of the holders of the following securities, each of the following shall occur: (i) each OSIL Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall automatically become owned by OTI, (ii) each OIL Ordinary Share owned by OTI immediately prior to the Merger Effective Time shall automatically be canceled and will cease to exist, and (iii) in exchange therefor, OSIL shall issue to OTI the OSIL Consideration.

3.	REPRESENTATIONS AND WARRANTIES OF OIL

OIL hereby represents and warrants to OTI and OSIL that, except as (i) set forth in the OIL Disclosure Letter or (ii) other than with respect to Sections 3.1(a), 3.2, 3.3, 3.4 and 3.5, to the extent disclosed in, and reasonably apparent from, any OIL ISA Filings made since December 31, 2013 and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

3.1     Due Organization, Good Standing and Corporate Power.

(a)      Each of OIL and its Subsidiaries is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, and, except as has not had or would not reasonably be expected to have, individually or in the aggregate, an OIL MAE, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)      Each of OIL and its Subsidiaries is duly qualified or licensed to do business and, where applicable, is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, an OIL MAE.

3.2     Authorization of Agreement.

The execution, delivery and performance of this Agreement and each of the Other Transaction Agreements to which OIL is a party by OIL, and the consummation by OIL of the Transactions, have been duly authorized and approved by the OIL Special Committee, the audit committee, the compensation committee (if applicable) and the board of directors of OIL, and, subject to receipt of each of the Section 350 Voting Approval and the Court Approval, no other corporate or shareholder action on the part of OIL is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements to which OIL is a party or the consummation of the Transactions. This Agreement has been, and each of the Other Transaction Agreements to which OIL is a party, when executed, will be, duly executed and delivered by OIL and to the extent that it is a party thereto, each is (or when executed will be) a valid and binding obligation of OIL, enforceable against OIL in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).

3.3     Consents and Approvals; No Violations.

Assuming (a) the applicable requirements of the Israeli Securities Law and of the Tel Aviv Stock Exchange (the "TASE") have been satisfied, (b) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other Israeli or non-U.S. Law, if applicable, intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Antitrust Laws”), (c) the Section 350 Voting Approval is obtained, (d) the Court Approval is obtained, and (e) the Israeli Tax Ruling is obtained, the execution and delivery of this Agreement and the Other Transaction Agreements by OIL and the consummation by OIL of the Transactions do not and will not: (i) violate or conflict with any provision of OIL's Charter Documents, (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to OIL by which any of its Assets may be bound, (iii) require any Governmental Approval, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest in effect as of the Closing upon any Assets of OIL or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any OIL Contract, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests that would not reasonably be expected to have, individually or in the aggregate, an OIL MAE.

3.4     Capital Structure.

The authorized capital stock of OIL consists of 150,000,000 ordinary shares, par value NIS 1.0 per share (the “OIL Ordinary Shares”), of which 116,524,664 OIL Ordinary Shares were issued and outstanding as of the date hereof (excluding 2,216,360 OIL Ordinary Shares held as treasury shares). From June 30, 2014 through the execution and delivery of this Agreement, OIL has not issued or repurchased any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock. All issued and outstanding OIL Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable. As of the execution and delivery of this Agreement, there were no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, to OIL Ordinary Shares or any capital stock equivalent or other nominal interest in OIL which relate to OIL (collectively, “OIL Equity Interests”) pursuant to which OIL is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any OIL Equity Interests. As of the Effective Time, no OIL Equity Interests will be outstanding or otherwise exist. There are no outstanding obligations of OIL to repurchase, redeem or otherwise acquire any outstanding OIL Equity Interests.

3.5     Ownership of OTI.

OIL has good and valid title to the shares of OTI Common Stock set forth on Section 3.5 of the OIL Disclosure Letter, which securities are (and will be as of the Closing), free and clear of any Security Interests.

3.6     Litigation and Compliance with Laws.

(a)      As of the date of this Agreement, there are no Actions pending against OIL or any of its Subsidiaries or, to the Knowledge of OIL, threatened against OIL or any of its Subsidiaries (or any of their respective properties or rights), at Law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal, that would prohibit OIL from entering into, executing and complying with their obligations under this Agreement or the Other Transaction Agreements or from consummating the Transactions.

(b)      There are no Actions pending against OIL or with respect to OIL or any of its Assets or, to the Knowledge of OIL, any of the officers or directors of OIL (in their capacity as such), or to the Knowledge of OIL, threatened against OIL, that have had or would reasonably be expected to have, individually or in the aggregate, an OIL MAE. Neither OIL nor any of its Assets is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, an OIL MAE.

(c)      Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an OIL MAE, (i) OIL is conducting its business in compliance with all applicable Laws and (ii) immediately prior to the Effective Time, OIL will hold, to the extent legally required, all Permits that are materially required for the operation of its business as conducted as of immediately prior to the Effective Time, and there shall not have occurred any default under any such Permit. None of such Permits will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, an OIL MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an OIL MAE, OIL has not received any written notice from any Person alleging non-compliance with any such Permit.

(d)     Without derogating from the generality of the foregoing, none of OIL or, to the Knowledge of OIL, any director, officer, agent or employee acting on behalf of OIL, has used any funds to make, directly or indirectly, any unlawful contribution, gift, bribe, payoff, kickback or other unlawful payment to any United States, Israeli or foreign government official or employee in violation of the United States Foreign Corrupt Practices Act of 1977 or any other similar applicable Law.

3.7     OIL ISA Filings; Financial Statements; Absence of Changes.

(a)      Since December 31, 2013, OIL has timely filed, and will after the date of this Agreement timely file, all registration statements, prospectuses, forms, reports, proxy statements and documents and related exhibits required to be filed by it under the Israeli Securities Law (collectively, including all documents filed after the date of this Agreement and prior to the Closing and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the “OIL ISA Filings”). The OIL ISA Filings (i) were prepared or will, after the date of this Agreement, be prepared in all material respects in accordance with the requirements of the Israeli Securities Law and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, to the Knowledge of OIL, none of the OIL ISA Filings is subject to ongoing review by the ISA.

(b)      Each of the consolidated financial statements included in the OIL ISA Filings, including the notes and schedules thereto (the “OIL Financial Statements”), (i) has been prepared from, and is in accordance with, the books and records of OIL and the OIL Subsidiaries, (ii) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the ISA with respect to such requirements in effect at the time of such filing, (iii) has been prepared in accordance with IFRS, applied on a consistent basis during the periods involved (except as may be indicated in the OIL Financial Statements or in the notes to the OIL Financial Statements and subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnote disclosure, none of which adjustments are expected to be material in nature), and (iv) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of OIL and the OIL Subsidiaries as of the date and for the periods referred to in the OIL Financial Statements.

(c)      Since December 31, 2013, OIL has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OIL or its internal accounting controls, including any material complaint, allegation, assertion or claim that OIL has engaged in questionable accounting or auditing practices.

(d)      Since June 30, 2014, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, an OIL MAE.

(e)      OIL has no material Liabilities, except (i) as shown in the OIL Financial Statements, (ii) as incurred in the ordinary course of business since June 30, 2014, (iii) expenses related to the Transactions contemplated hereunder, and (iv) Liabilities that are not Known to OIL as of the Share Exchange Closing Date. OIL is Solvent as of the date of this Agreement.

3.8     Taxes.

(a)      OIL and each OIL Subsidiary has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all Israeli and all other Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, an OIL MAE.

(b)      Neither OIL nor any of its Subsidiaries has taken any action or has failed to take any action or Knows of any fact, agreement, plan or other circumstance that would prevent (i) the Share Exchange, the Merger or the other Transactions from qualifying as a reorganization under Section 368(a) of the Code and the Treasury Regulations or (ii) the receipt of the Israeli Tax Ruling (or their ability to comply therewith).

3.9     Broker’s or Finder’s Fee.

OIL has no liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the Transactions.

3.10     Property.

(a)     In the past seven years, OIL has been and prior to the Effective Time will be, a company that is primarily engaged in business through its ownership of equity interests in OTI and its other Subsidiaries from time to time.

(b)     Section 3.10 of the OIL Disclosure Letter contains a true and complete list of all real property owned, leased or subleased, and all other material Assets owned, by OIL as of the date of this Agreement. As of the date of this Agreement, OIL has (i) a valid leasehold interest in all of its Assets that are leased or subleased real property and (ii) good and valid title to all other material Assets and none of OIL’s material Assets are, as of the date hereof, and they will not be as of the Closing Date, subject to any material Security Interests.

3.11     Affiliate Transactions.

There are no Contracts between OIL or the OIL Subsidiaries, on the one hand, and any Affiliates of OIL (including the OIL Principal Shareholders) on the other hand (other than any OIL Subsidiary), that would be required to be disclosed under the Israeli Securities Law and that have not been so disclosed in the OIL ISA Filings. All such Contracts have been negotiated on an arms-length basis and contain terms and conditions that are commercially reasonable and consistent with market terms for such transactions that are no less favorable in the aggregate than OIL could have obtained from an unaffiliated third party.

3.12     Information to be Supplied.

The information supplied or to be supplied by OIL for inclusion in the OTI Information Statement to be filed with the Commission will not, on the date of filing, or on the date the OTI Information Statement is mailed to OTI Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.13     Voting Requirements; Approval; Board Approval.

(a)      The only vote of any class or series of OIL’ capital stock necessary to approve this Agreement, the Other Transaction Agreements and the Transactions is the Section 350 Voting Approval.

(b)      The board of directors of OIL, upon the unanimous recommendation of the OIL Special Committee, has, at a meeting duly called and held, by vote, (i) approved and adopted this Agreement, the Other Transaction Agreements and the Transactions, (ii) determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of OIL to its creditors, and (iii) resolved to recommend that the OIL Shareholders approve this Agreement, the Share Exchange and the other Transactions contemplated hereby (the "OIL Recommendation").

3.14     State Takeover Laws and Rights Plan.

Subject to obtaining the Court Approval, OIL is not subject to any "business combination", "control share acquisition", "fair price" or similar anti-takeover statute that applies to the Share Exchange or any other Transaction contemplated hereunder. OIL does not have in effect any “poison pill” or similar plan or agreement which could have a dilutive or otherwise adverse effect on OTI as a result of consummation of the Transactions contemplated hereby.

3.15     No Other Representations or Warranties.

Except for the representations and warranties of OIL expressly set forth in this Agreement and the Other Transaction Agreements to which it is a party, neither OIL nor any other Person makes any other express or implied representation or warranty on behalf of OIL or any OIL Subsidiary with respect to OIL, the OIL Subsidiaries or the Transactions. The representations and warranties made in this Agreement and the Other Transaction Agreements with respect to OIL and the Transactions are in lieu of all other representations and warranties OIL might have given OTI.

4.	REPRESENTATIONS AND WARRANTIES OF OTI AND OSIL

Each of OTI and OSIL hereby represents and warrants to OIL that, except as (i) set forth in the OTI Disclosure Letter or (ii) other than with respect to Sections 4.1(a), 4.2, 4.3, 4.4 and 4.5, to the extent disclosed in, and reasonably apparent from, any OTI SEC Filings made since December 31, 2013 and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

4.1     Due Organization, Good Standing and Corporate Power.

(a)      Each of OTI and its Subsidiaries is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, and, except as has not had or would not reasonably be expected to have, individually or in the aggregate, an OTI MAE, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)      Each of OTI and its Subsidiaries is duly qualified or licensed to do business and, where applicable, is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, an OTI MAE.

4.2     Authorization of Agreement.

The execution, delivery and performance of this Agreement and the Other Transaction Agreements by each of OTI and OSIL, as applicable, and the consummation by OTI and OSIL of the Transactions, as applicable, have been duly authorized and approved by their respective boards of directors and by the OTI Special Committee (and this Agreement has been approved by OTI as the sole shareholder of OSIL) and, except for the OTI Stockholder Approval, no other corporate or stockholder action on the part of OTI or OSIL is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions. This Agreement has been, and each of the Other Transaction Agreements, when executed, will be, duly executed and delivered by each of OTI and OSIL, as applicable, and, to the extent that it is a party thereto, each is (or when executed will be) a valid and binding obligation of each of OTI and OSIL, as applicable, enforceable against each of OTI and OSIL, as applicable, in accordance with its terms, subject to the Enforceability Exception.

4.3     Consents and Approvals; No Violations.

Assuming (a) the applicable requirements of the Securities Act and the Exchange Act have been satisfied, (b) the requirements under any applicable state securities or blue sky Laws have been satisfied, (c) the requirements of the NYSE in respect of the listing of the shares of OTI Common Stock to be issued hereunder have been satisfied, (d) compliance with the Antitrust Laws, (e) the Court Approval is obtained, (f) the Israeli Tax Ruling is obtained, and (g) the OTI Stockholder Approval is obtained, the execution and delivery of this Agreement and the Other Transaction Agreements by OTI and OSIL, as applicable, and the consummation by OTI and OSIL of the Transactions do not and will not (i) violate or conflict with any provision of the Charter Documents of OTI or OSIL, (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to OTI or OSIL or by which any of their respective properties or Assets may be bound, (iii) require any Governmental Approval, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of OTI or its Subsidiaries or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any OTI Contract, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests which would not reasonably be expected to have, individually or in the aggregate, an OTI MAE.

4.4     Capital Structure; Valid Issuance.

(a)     The authorized capital stock of OTI consists of 200,000,000 shares of common stock, par value $0.001 per share (the “OTI Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the "OTI Preferred Stock"). As of the close of business on November 7, 2014 (the “Measurement Date”), there were (i) 45,530,627 shares of OTI Common Stock (including the Rights) issued and outstanding, (ii) no shares of OTI Preferred Stock issued and outstanding and (iii) 4,518,970 shares of OTI Common Stock reserved for issuance upon (x) the exercise of outstanding options (the “OTI Options”) or (y) the settlement of stock appreciation rights, restricted stock units, or like accounts (collectively, “Equity-Based Awards”). All issued and outstanding shares of OTI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement, and except for shares of OTI Common Stock issuable as of the Measurement Date pursuant to the OTI Options or Equity-Based Awards, there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to OTI Common Stock or any capital stock equivalent or other nominal interest in OTI or any of its Subsidiaries which relate to OTI (collectively, the “OTI Equity Interests”) pursuant to which OTI or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any OTI Equity Interests. There are no outstanding obligations of OTI to repurchase, redeem or otherwise acquire any outstanding securities of OTI Equity Interests.

(b)      The shares of OTI Common Stock to be issued pursuant to this Agreement to the holders of the OIL Ordinary Shares have been duly authorized, and when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights.

4.5     Ownership of OSIL.

The authorized capital stock of OSIL consists of 5,000,000 ordinary shares, par value NIS 1.0 per share (the “OSIL Ordinary Shares”), of which 804,551 OSIL Ordinary Shares were issued and outstanding as of the date hereof. All of the issued and outstanding OSIL Ordinary Shares are, and as of immediately prior to the Merger Effective Time will be, directly owned by OTI and free and clear of any Security Interests.

4.6     Litigation and Compliance with Laws.

(a)      As of the date of this Agreement, there are no Actions pending against OTI or any of its Subsidiaries or, to the Knowledge of OTI, threatened against OTI or any of its Subsidiaries (or any of their respective properties or rights), at Law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal, that would prohibit OTI or OSIL from entering into, executing and complying with their obligations under this Agreement or the Other Transaction Agreements or from consummating the Transactions.

(b)      There are no Actions pending against OTI or with respect to OTI or any of its Assets or, to the Knowledge of OTI, any of the officers or directors of OTI (in their capacity as such), or to the Knowledge of OTI, threatened against OTI or any of its Subsidiaries, that have had or would reasonably be expected to have, individually or in the aggregate, an OTI MAE. Neither OTI nor any of its Assets is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, an OTI MAE.

(c)      Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an OTI MAE, (i) OTI is conducting its business in compliance with all applicable Laws and (ii) immediately prior to the Effective Time, OTI will hold, to the extent legally required, all Permits that are required for the operation of its business as conducted as of immediately prior to the Effective Time, and there shall not have occurred any default under any such Permit. None of such Permits will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, an OTI MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an OTI MAE, OTI has not received any written notice from any Person alleging non-compliance with any such Permit.

(d)      Without derogating from the generality of the foregoing, none of OTI or, to the Knowledge of OTI, any director, officer, agent or employee acting on behalf of OTI, has used any funds to make, directly or indirectly, any unlawful contribution, gift, bribe, payoff, kickback or other unlawful payment to any United States or foreign government official or employee in violation of the United States Foreign Corrupt Practices Act of 1977, or any other applicable Law.

4.7     OTI SEC Filings; Financial Statements; Absence of Changes.

(a)      Since December 31, 2013, OTI has timely filed, and will after the date of this Agreement timely file, all registration statements, prospectuses, forms, reports, proxy statements and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be (collectively, including Commission filings filed after the date of this Agreement and prior to the Closing and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the “OTI SEC Filings”). The OTI SEC Filings (i) were prepared or will, after the date of this Agreement, be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the U.S. Sarbanes-Oxley Act of 2002, as amended, as the case may be and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement or when mailed to OTI Stockholders in the case of any proxy or information statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)      Each of the consolidated financial statements included in the OTI SEC Filings, including the notes and schedules thereto (the “OTI Financial Statements”), (i) has been prepared from, and is in accordance with, the books and records of OTI and its Subsidiaries, (ii) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the Commission with respect to such requirements in effect at the time of such filing, (iii) has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the OTI Financial Statements or in the notes to the OTI Financial Statements and subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnote disclosure, none of which adjustments are expected to be material in nature), and (iv) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of OTI and its Subsidiaries as of the date and for the periods referred to in the OTI Financial Statements.

(c)      Since December 31, 2013, OTI has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OTI or its internal accounting controls, including any material complaint, allegation, assertion or claim that OTI has engaged in questionable accounting or auditing practices.

(d)      Since June 30, 2014, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, an OTI MAE.

(e)      Each of OTI and OSIL is Solvent as of the date of this Agreement.

4.8     Taxes.

(a)      OTI and each OTI Subsidiary has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all U.S. federal and all other Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all amounts of Taxes required to be paid by them, whether or not shown (or required to be shown) on any Tax Return, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, an OTI MAE.

(b)      Neither OTI nor any of its Subsidiaries has taken any action or has failed to take any action or Knows of any fact, agreement, plan or other circumstance that would prevent (i) the Share Exchange, the Merger or the other Transactions from qualifying as a reorganization under Section 368(a) of the Code and the Treasury Regulations or (ii) the receipt of the Israeli Tax Ruling (or their ability to comply therewith).

4.9     Broker’s or Finder’s Fee.

Neither OTI nor OSIL has any liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the Transactions.

4.10     Information to be Supplied.

The information supplied or to be supplied by OTI for inclusion in the application for the Court Approval and the OIL Proxy Statement will not, on the date of its filing with the Applicable Court or the ISA, as applicable, or at the time of the OIL Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.11     Voting Requirements; Approval; Board Approval.

(a)      The only vote required by Law of any class or series of OTI capital stock necessary to approve this Agreement, the Other Transaction Agreements and the Transactions is the affirmative vote (in person or by proxy or by written consent) of the holders of a simple majority of the outstanding shares of OTI Common Stock voting on the matter solely for the OTI Stock Issuance (the “OTI Stockholder Approval”).

(b)     The board of directors of OTI, upon the unanimous recommendations of the OTI Special Committee and audit committee, has, at a meeting duly called and held, by vote, (i) approved this Agreement, the Other Transaction Agreements and the Transactions, and (ii) resolved to recommend that the OTI Stockholders provide the OTI Stockholder Approval (the "OTI Recommendation").

(c)      The board of directors of OSIL has, at a meeting duly called and held, by vote, (i) approved this Agreement and the Merger, and (ii) determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of OSIL to its creditors. OTI, in its capacity as the sole stockholder of OSIL, approved the Merger.

4.12     State Takeover Laws and Rights Plan.

OTI is not subject to any "business combination", "control share acquisition", "fair price" or similar anti-takeover statute that applies to the Share Exchange or any other Transaction contemplated hereunder. No person shall become an “Acquiring Person” (as defined in the Rights Agreement) and no “Shares Acquisition Date” or “Distribution Date” (in either case, as defined in the Rights Agreement) shall occur, or deemed to have occurred, as a result of OTI’s entering into this Agreement or the consummation of the transactions contemplated hereby.

4.13     No Other Representations or Warranties.

Except for the representations and warranties of OTI and OSIL expressly set forth in this Agreement and the Other Transaction Agreements, none of OTI, OSIL or any other Person makes any other express or implied representation or warranty on behalf of OTI or any of its Subsidiaries (including OSIL) with respect to OTI, its Subsidiaries (including OSIL) or the Transactions. The representations and warranties made in this Agreement and the Other Transaction Agreements with respect to OTI, its Subsidiaries (including OSIL) and the Transactions are in lieu of all other representations and warranties OTI and its Subsidiaries (including OSIL) might have given OIL.

5.	COVENANTS

5.1     Prospectus Exemption.

OTI and OIL intend that, and will cooperate to the extent required so that, the issuance of the OTI Common Stock in connection with the Share Exchange will be exempt from registration under the Securities Act by reason of Section 3(a)(10) thereof and from the need to publish a prospectus by reason of Section 15A(a)(3) of the Israel Securities Law, in each case in reliance on the Court Approval.  The parties acknowledge that one of the effects of the Section 3(a)(10) exemption is that the resale of shares of OTI Common Stock issued pursuant to this Agreement to and held by Persons who are "affiliates" of OTI or OIL for purposes of Rule 144 under the Securities Act is subject to the restrictions set forth in the Securities Act and the regulations promulgated thereunder.

5.2     OIL Meetings; Court Approval.

(a)     As promptly as practicable after the execution and delivery of this Agreement, OIL and OSIL shall prepare and submit to the District Court of Tel Aviv−Jaffa (the "Applicable Court") a first motion to convene, in the manner and content set forth in the Companies Law and the regulations promulgated pursuant to Sections 350 and 351 of the Companies Law (the "Arrangement Regulations") and as shall be ordered by the Applicable Court, shareholders meeting (and, if necessary, creditors' meetings) (together, the "OIL Meetings"), for the approval of the terms and conditions of an arrangement among OIL and its shareholders, including the Share Exchange, the Merger and the other Transactions, together with a request to exempt from the need to publish a prospectus by reason of Section 15A(a)(3) of the Israel Securities Law (collectively, the "Arrangement"), by a majority in number (per capita) of shareholders (or, if applicable creditors) present ,by person or by proxy, representing at least seventy-five percent (75%) of the votes cast in each of the OIL Meetings; provided that, with respect to the OIL Meeting of the OIL shareholders, either (A) the shares voting in favor of such matters include at least a majority of the shares voted by shareholders who are not the OIL Principal Shareholders, or (B) the total number of shares voted against the resolution by the shareholders described in clause (A) does not exceed two percent (2%) of the outstanding OIL Ordinary Shares (or as otherwise ordered by the Applicable Court, the "Section 350 Voting Approval").  Such motion shall state, among other things, that the Court Approval would be relied upon by the Parties as an approval of the Share Exchange for the purpose of qualifying the issuance of shares of OTI Common Stock hereunder for the Section 3(a)(10) exemption from the registration requirements of the Securities Act. OIL shall comply with all applicable requirements of the Companies Law, the Arrangement Regulations and as required by the Applicable Court.  As promptly as practicable following the approval of the Arrangement by the OIL Shareholders (and, if necessary, OIL's or OSIL's creditors), OIL will submit to the Applicable Court a second motion requesting that the Applicable Court (i) hold a hearing on the fairness of the Arrangement and approve the fairness of the terms and conditions of the Share Exchange, regardless of whether or not any objections to the Arrangement shall have been raised, and (ii) approve the Arrangement and the order of all actions to be taken in accordance therewith (these approvals, when obtained, shall be collectively referred to as the "Court Approval"). OIL shall provide notice of the fairness hearing in accordance with the Arrangement Regulations.

(b)     OIL shall, and shall use commercially reasonable efforts to cause its Representatives to, perform all activities with respect to the preparation and filing of the motions with respect to the Court Approval and all other documents prepared with respect to the Arrangement.  OTI and OSIL shall, and shall use commercially reasonable efforts to cause their Representatives to, assist with all activities with respect to the preparation and filing of the motions with respect to the Court Approval and all other documents prepared with respect to the Arrangement as may be requested by OIL. OTI and OSIL shall promptly provide to OIL all such information concerning their business and financial statements and affairs as reasonably may be required or appropriate for inclusion in any motions to be filed in connection with the Arrangement. Prior to the filing of each such motion with the Applicable Court, OIL shall provide OTI with a reasonable opportunity to review and comment on drafts of the motion (and will consider in good faith the comments thereof), and any and all disclosure regarding OTI and OSIL included therein shall be approved in advance by OTI, such approval not to be unreasonably withheld or delayed.

(c)     OIL shall call, notice, convene, hold, conduct and solicit all proxies in connection with the OIL Meetings in compliance with all applicable Law, including the Companies Law, the Arrangement Regulations and the OIL Charter Documents, and, to the extent applicable, file the same with the ISA and TASE (the “OIL Proxy Statement”).  OIL may adjourn or postpone the OIL Meetings (i) to the extent necessary to ensure that any supplement or amendment to the OIL Proxy Statement that it determines in good faith is required by Law (which determination will not be made until after consultation with OTI) to be provided to the OIL Shareholders (and creditors, if applicable) in advance of the OIL Meetings, (ii) if, as of the time that the OIL Meetings are scheduled, there are insufficient OIL Ordinary Shares (or insufficient principal amount of creditors, if applicable) represented (either in person or proxy) to constitute a quorum necessary to conduct the business of the OIL Meetings, or (iii) if, as of the time that the OIL Meetings are scheduled, adjournment of the OIL Meeting(s) is necessary to enable OIL to solicit additional proxies if there are not sufficient votes in favor of the Section 350 Voting Approval. OIL will include the OIL Recommendation in the OIL Proxy Statement.

(d)     To the extent required by the Applicable Court, OSIL shall call, notice, convene, hold, conduct and solicit all proxies in connection with the Arrangement in compliance with all applicable Law, including the Companies Law, the Arrangement Regulations and the OSIL Charter Documents.

5.3     OTI Stockholder Consent.

As promptly as practicable after the execution and delivery of this Agreement, in compliance with applicable Law, OTI will, in lieu of calling a meeting of OTI’s stockholders, seek and shall use its reasonable best efforts to obtain an irrevocable written consent, in a form reasonably acceptable to OIL (the “Stockholder Written Consent”), to OIL for the purpose of obtaining the OTI Stockholder Approval. As soon as reasonably practicable after the Stockholder Written Consent has been duly executed by OIL, OTI shall mail to all stockholders of record on the record date for the Stockholder Written Consent the OTI Information Statement in accordance with Section 5.10 below, which notice shall comply with applicable Law, including Section 228(e) of the DGCL. OTI will include the OTI Recommendation in the OTI Information Statement.

5.4     Conduct of OIL Business Pending the Closing.

During the period starting on the date hereof and until the earlier of (i) the valid termination of this Agreement pursuant to Section 7 and (ii) the Closing (the "Pre-Closing Period"), except (i) as otherwise provided in Section 5.4 of the OIL Disclosure Letter, (ii) as expressly provided in this Agreement or the Other Transaction Agreements, or (iii) as required by applicable Law, OIL will, and will cause its Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practices, and will not, without the prior written consent of OTI, which shall not be unreasonably withheld:

(i)      amend or otherwise change the OIL Charter Documents;

(ii)     declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, enter any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any OIL Equity Interests (other than dividends payable by a wholly owned OIL Subsidiary to OIL or another wholly owned OIL Subsidiary);

(iii)     issue, grant or undertake to issue any OIL Ordinary Shares or other OIL Equity Interests;

(iv)     reclassify, combine, split or subdivide, directly or indirectly, any OIL Ordinary Shares;

(v)      take any action that would, or would reasonably be expected to, materially impair, prevent or delay the ability of OIL to consummate the Transactions; or

(vi)     agree, in writing or otherwise, to take any of the foregoing actions.

5.5     Conduct of OTI and OSIL Business Pending the Closing.

During the Pre-Closing Period, except (i) as otherwise provided in Section 5.5 of the OTI Disclosure Letter, (ii) as expressly provided in this Agreement or the Other Transaction Agreements, or (iii) as required by applicable Law, OTI will, and will cause its Subsidiaries to, conduct their business in all material respects in the ordinary course of business consistent with past practices, and will not, without the prior written consent of OIL, which shall not be unreasonably withheld:

(a)     amend or otherwise change its or OSIL Charter Documents, except as expressly contemplated by this Agreement or the Other Transaction Agreements;

(b)     declare, set aside, make or pay any dividend or other distribution, payable in stock, property or otherwise, with respect to any of its capital stock, enter any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any OTI Equity Interests, other than (i) dividends declared or payable in the ordinary course of business and consistent with its past practices and (ii) dividends payable by a wholly owned OTI Subsidiary to OTI or another wholly owned OTI Subsidiary;

(c)     issue, grant or undertake to issue any OTI Common Stock or other OTI Equity Interests, other than (i) the issuance of OTI Common Stock upon exercise of OTI Options or other Equity-Based Awards and (ii) the grant of OTI Options or other Equity-Based Awards in the ordinary course of business and consistent with its past practices;

(d)     reclassify, combine, split or subdivide, directly or indirectly, any OTI Common Stock;

(e)     take any action that would, or would reasonably be expected to, materially impair, prevent or delay the ability of OTI or OSIL to consummate the Transactions;

(f)      amend the Rights Agreement (or adopt another shareholder rights plan); or

(g)     agree, in writing or otherwise, to take any of the foregoing actions.

5.6     Efforts; Takeover Statutes.

(a)      Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all Consents identified in Section 3.3 of the OIL Disclosure Letter and Section 4.3 of the OTI Disclosure Letter, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)      In connection with and without limiting the foregoing or the representations and warranties made by the Parties herein, each of the Parties will (i) take all action necessary to ensure that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (each, a “Takeover Statute”) or similar Law is or becomes applicable to the Share Exchange or any of the other Transactions contemplated herein and (ii) if any Takeover Statute or similar Law becomes applicable to the Share Exchange or any of the other Transactions, take all action necessary to ensure that the Share Exchange and the other Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Share Exchange and the other Transactions.

5.7     Public Announcements.

OTI and OIL will consult with each other before holding any press conferences, analyst calls or other public meetings or discussions, other than any employee communications. Each of the Parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the Transactions, and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any stock exchange listing rules; provided that, the Party intending to make such release will use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof. The Parties agree that the initial press release or releases to be issued with respect to the Transactions will be mutually agreed upon prior to the issuance thereof. The covenants in this Section will not apply to any communication regarding any action which a Party believes is a breach of this Agreement by another Party or the termination of this Agreement.

5.8     Notification of Certain Matters.

During the Pre-Closing Period, each of OTI, on behalf of itself and OSIL, and OIL will give prompt written notice to the other of (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required to consummate the Transactions, (ii) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relate to the consummation of the Transactions, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event or circumstance which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement or the Other Transaction Agreements to be untrue or inaccurate in any material respect at any time from the date hereof through the Effective Time, and (iii) the occurrence or failure to occur, or the impending or alleged threatened occurrence or failure to occur, of any event or circumstance which occurrence or failure to occur would reasonably be expected to cause any condition, covenant or agreement contained in this Agreement or the Other Transaction Agreements to fail to be complied with or satisfied; provided, that the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available to the Party receiving such notice.

5.9     Access.

(a) OIL will, and will cause the OIL Subsidiaries to, afford to OTI reasonable access, during normal business hours, to all of OIL’s properties, books, contracts, commitments, management and other personnel, and records and all other information concerning their business, properties and personnel as OTI may reasonably request (including consultation with appropriate OIL Representatives with respect to litigation matters). Notwithstanding the foregoing, OIL will not be required to provide access to or disclose information where it reasonably determines that such access or disclosure would jeopardize the attorney-client privilege or contravene any Law or any agreement to which it is a party; provided, that OIL will use its reasonable best efforts to obtain any required consents and take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access or disclosure.

(b) OTI will, and will cause the OTI Subsidiaries to, afford to OIL reasonable access, during normal business hours, to all of OTI’s properties, books, contracts, commitments, management and other personnel, and records and all other information concerning their business, properties and personnel as OIL may reasonably request (including consultation with appropriate OTI Representatives with respect to litigation matters). Notwithstanding the foregoing, OTI will not be required to provide access to or disclose information where it reasonably determines that such access or disclosure would jeopardize the attorney-client privilege or contravene any Law or any agreement to which it is a party; provided, that OTI will use its reasonable best efforts to obtain any required consents and take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access or disclosure.

(c) No investigation pursuant to this Section will affect the representations, warranties or conditions to the obligations of the Parties contained herein.

5.10     Preparation of SEC and ISA Filings.

(a) As soon as practicable following the date of this Agreement, (i) OTI will prepare and file with the Commission in preliminary form an information statement relating to the OTI Stockholder Approval (such information statement, together with any amendments thereof or supplements thereto, the “OTI Information Statement”) and, following consultation with OIL and its Representatives, promptly respond to any comments or other written communication from the Commission with respect to the OTI Information Statement, (ii) OIL will prepare and file with the ISA the OIL Proxy Statement relating to the applicable OIL Meetings and, following consultation with OTI and its Representatives, promptly respond to any comments or other written communication from the ISA with respect to the OIL Proxy Statement, and (iii) the Parties will file such other documents with the Commission or the ISA or applicable state securities regulators as may be necessary or appropriate in connection with the Transactions. Each of OIL and OTI will also take any action required to be taken under any applicable corporate and securities Laws in connection with the Transactions.

(b) OIL will furnish all information concerning OIL as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the OTI Information Statement. OTI will furnish all information concerning OTI as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the OIL Proxy Statement. If at any time prior to the Effective Time any information relating to OTI, OSIL, OIL or any of their respective Affiliates, officers or directors should be discovered by OTI or OIL which should be set forth in an amendment or supplement to the OTI Information Statement or the OIL Proxy Statement, as the case may be, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the Commission or the ISA, as applicable, and, to the extent required by applicable Law, disseminated to the applicable stockholders. Each Party will notify the other Parties promptly of the receipt of any comments from the Commission or the ISA, as applicable, and of any request by the Commission or the ISA for amendments or supplements to the OTI Information Statement or the OIL Proxy Statement, as applicable.

5.11     Change of Recommendation by OIL.

(a) Subject to Section 5.11(b), the OIL Recommendation shall not be withdrawn or modified in a manner that adversely affects the Transactions contemplated by this Agreement, and no resolution by the board of directors of OIL or any committee thereof (including the OIL Special Committee) to withdraw or modify the OIL Recommendation in a manner that adversely affects the transactions contemplated by this Agreement shall be adopted or proposed.

(b) Notwithstanding anything to the contrary contained in Section 5.11(a), at any time prior to obtaining the Section 350 Voting Approval and solely in response to an OIL Intervening Event, the OIL Recommendation may be withdrawn or modified in a manner that adversely affects the transactions contemplated by this Agreement if the board of directors of OIL or a duly constituted committee thereof (including the OIL Special Committee) determines in good faith, after consultation with its financial advisors and legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary obligations of the board of directors of OIL or such committee under applicable Law.

(c) Nothing contained in this Section 5.11 will prohibit OIL from making any disclosure to the OIL Shareholders if, in the good faith judgment of the board of directors of OIL after consulting with outside legal counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that this Section 5.11(c) will not eliminate or modify (x) OIL’s obligations under this Section 5.11 or (y) the effect that taking and disclosing any such position would otherwise have under this Agreement pursuant to Section 7.1(c)(iii).

(e)     “OIL Intervening Event” shall mean a material event or development relating to the business or assets of OIL and the OIL Subsidiaries (including OTI) that is (i) not Known to the board of directors of OIL as of the date of this Agreement and (ii) becomes Known to or by the board of directors of OIL prior to obtaining the Section 350 Voting Approval.

5.12     Change of Recommendation by OTI.

(a) Subject to Section 5.12(b), the OTI Recommendation shall not be withdrawn or modified in a manner that adversely affects the Transactions contemplated by this Agreement, and no resolution by the board of directors of OTI or any committee thereof (including the OTI Special Committee) to withdraw or modify the OTI Recommendation in a manner that adversely affects the transactions contemplated by this Agreement shall be adopted or proposed.

(b) Notwithstanding anything to the contrary contained in Section 5.12(a), at any time prior to obtaining the OTI Stockholder Approval and solely in response to an OTI Intervening Event, the OTI Recommendation may be withdrawn or modified in a manner that adversely affects the transactions contemplated by this Agreement if the board of directors of OTI or a duly constituted committee thereof (including the OTI Special Committee) determines in good faith, after consultation with its financial advisors and legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary obligations of the board of directors of OTI or such committee under applicable Law.

(c) Nothing contained in this Section 5.12 will prohibit OTI from making any disclosure to the OTI Stockholders if, in the good faith judgment of the board of directors of OTI after consulting with outside legal counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that this Section 5.12(c) will not eliminate or modify (x) OTI’s obligations under this Section 5.12 or (y) the effect that taking and disclosing any such position would otherwise have under this Agreement pursuant to Section 7.1(d)(iii).

(d)     “OTI Intervening Event” shall mean a material event or development relating to the business or assets of OTI and the OTI Subsidiaries that is (i) not Known to the board of directors of OTI as of the date of this Agreement and (ii) becomes Known to or by the board of directors of OTI prior to obtaining the OTI Stockholder Approval.

5.13     NYSE Listing.

(a)      OTI will use its commercially reasonable efforts to cause the shares of OTI Common Stock to be issued in connection with the Share Exchange to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.

(b)      OIL will use its commercially reasonable efforts to take such actions prior to the Closing Date to enable the delisting by OTI of the OIL Ordinary Shares from the TASE as practicable promptly after the Closing Date.

5.14     Transaction Litigation.

The Parties will cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the Transactions and will permit the other Party to participate in the defense or settlement of any such litigation. In furtherance of and without in any way limiting the foregoing, each of the Parties will use its respective reasonable best efforts consistent with the respective fiduciary duties of each Parties’ board of directors to defend such litigation so as to permit the consummation of the Transactions in the manner contemplated by this Agreement. Notwithstanding the foregoing, either Party agrees that it will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the Transactions (including the Share Exchange and/or the Merger), unless any such compromise or settlement includes a full release of the other Party and its Subsidiaries, without the other Party’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.

5.15     Indemnification, Exculpation and Insurance.

(a)      OTI, for a period of seven years after the Effective Time, will, (i) to the fullest extent permitted by applicable Law, cause the Charter Documents of the Surviving Company to contain provisions no less favorable to each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of OIL (each an “Indemnitee” and, collectively, the “Indemnitees”) with respect to limitation of Liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Charter Documents of OIL, which provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees, and (ii) fulfill and honor in all respects the obligations of OIL pursuant to and to the extent of any indemnification agreements between OIL and the Indemnitees as of immediately prior to the Effective Time and, without derogating from the foregoing, fulfill and honor such indemnity agreements in a manner not less favorable (including in terms of limitations of liabilities imposed by OIL) than such agreements had immediately prior to (and without giving effect to) the Effective Time.

(b)      Prior to the Effective Time, OIL may obtain as of the Effective Time and pay for in full a prepaid “tail” insurance policy, with a claims period of at least seven years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as OIL’s existing insurance policies for claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of or entering into this Agreement or the consummation of the Transactions); provided that OIL shall not pay a premium of more than $950,000.

(c)      In the event that OTI, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of OTI and the Surviving Company will assume all of the obligations of set forth in this Section 5.15.

(d)      The provisions of this Section 5.15 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of OTI and the Surviving Company under this Section 5.15 may not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.15 applies unless the affected Indemnitee has consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.15 applies will be third party beneficiaries of this Section 5.15).

5.16     Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties intend that the Share Exchange, the Merger and the other Transactions qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations and will report it as such for all U.S. and local income tax purposes. None of the Parties will take any action or fail to take any action (including by way of failing to make appropriate tax elections) which action or failure would cause the Share Exchange, the Merger or the other Transactions to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. Each of OTI, OSIL and OIL agrees to cooperate with one another and to provide to the other Parties such information and documentation as may be necessary, proper or advisable, to cause the Share Exchange, the Merger and the other Transactions to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations and comply with the Israeli Tax Ruling.

(b) Subject to the terms and conditions hereof, each of the Parties shall use reasonable commercial efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain and maintain the Israeli Tax Ruling in full force and effect.

5.17      Affiliate Agreements.

By way of execution of this Agreement, each of the Parties agrees that, subject to and effective as of the Closing, the Contracts listed in Section 5.17 of the OTI Disclosure Letter shall be terminated and be of no further force and effect.

5.18     Section 16 Matters.

Prior to the Effective Time, OTI shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions or acquisitions of OTI Common Stock (including derivative securities with respect thereto) resulting from the transactions contemplated by Section 1 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to OTI to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.	CONDITIONS PRECEDENTS

6.1     Joint Conditions.

The respective obligation of OTI, OSIL and OIL to effect the Share Exchange and the other Transactions contemplated hereunder is subject to the satisfaction at or prior to the Effective Time or waiver by all Parties (to the extent permitted by Law) of the following conditions:

(a)      (i) there shall be no Law in effect that makes consummation of the Transactions illegal or otherwise prohibited and (ii) no Governmental Authority having competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions;

(b)      the Section 350 Voting Approval and Court Approval shall have been obtained;

(c)      the OTI Stockholder Approval shall have been obtained;

(d)      the Israeli Tax Ruling shall have been obtained and maintained in full force and effect, other than immaterial modifications on terms reasonably satisfactory to the Parties, each in its sole discretion;

(e)      the OTI Common Stock to be issued in the Share Exchange shall have been authorized for listing on the NYSE, subject to notice of official issuance; and

(f)     The OIL Shareholders Voting Agreements are in full force and effect, in accordance with their terms.

6.2     Conditions to the Obligation of OIL.

The obligation of OIL to effect the Share Exchange and the other Transactions contemplated hereunder is subject to the satisfaction at or prior to the Effective Time of each of the following conditions (each of which is for the exclusive benefit of OIL and may be waived by OIL to the extent permitted by applicable Law):

(a)      all covenants of OTI and OSIL under this Agreement and the Other Transaction Agreements to be performed on or before the Closing shall have been duly performed by OTI and OSIL, as applicable, in all material respects;

(b)      (i) the representations and warranties of OTI and OSIL in Section 4.4 shall be true and correct in all respects as of the Closing Date with the same effect as if made on the Closing Date, and (ii) all the other representations and warranties of OTI and OSIL in this Agreement, which for purposes of this paragraph will be read as though none of them contain any materiality, OTI MAE or similar qualifications, shall be true and correct in all respects as of the Closing with the same effect as though made as of the Closing (except that any representation and warranty made as of a date other than the date of this Agreement will be true and correct as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate be reasonably expected to result in an OTI MAE;

(c)     OIL shall have received a certificate of OTI addressed to OIL and dated as of the Closing Date, signed on behalf of OTI by an officer of OTI (on OTI’s behalf and without personal liability), confirming the matters set forth in Section 6.2(a) and Section 6.2(b); and

(d)      Since the date of this Agreement, there shall have been no circumstance, change, development, condition or event that, individually or in the aggregate, has had or would reasonably be likely to have an OTI MAE.

6.3     Conditions to the Obligation of OTI.

The obligation of OTI to effect the Share Exchange and the other Transactions contemplated hereunder is subject to the satisfaction at or prior to the Effective Time of each of the following conditions (each of which is for the exclusive benefit of OTI and may be waived by OTI, to the extent permitted by applicable Law):

(a)      all covenants of OIL under this Agreement and the Other Transaction Agreements to be performed on or before the Closing Date shall have been duly performed by OIL in all material respects;

(b)     (i) the representations and warranties of OIL in Section 3.5 shall be true and correct in all respects as of the Closing Date with the same effect as if made on the Closing Date, and (ii) all the other representations and warranties of OIL in this Agreement, which for purposes of this clause (ii) will be read as though none of them contain any materiality, OIL MAE or similar qualifications, shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (except that any representation and warranty made as of a date other than the date of this Agreement will be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not, in the aggregate result in an OIL MAE

(c)     OTI shall have received a certificate of OIL addressed to OTI, and dated as of the Closing Date, signed on behalf of OIL by an officer of OIL (on OIL’s behalf and without personal liability), confirming the matters set forth in Section 6.3(a) and Section 6.3(b); and

(d)      Since the date of this Agreement, there shall have been no circumstance, change, development, condition or event that, individually or in the aggregate, has had or would reasonably be likely to have an OIL MAE.

6.4     Frustration of Closing Conditions.

None of the Parties will be entitled to rely on the failure of any condition set forth herein to be satisfied if such failure was primarily due to the failure of any such Party to perform its obligations under this Agreement.

7.	TERMINATION AND ABANDONMENT

7.1     Basis for Termination.

This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date, as follows:

(a)      by mutual written consent of OTI and OIL;

(b)      by either OTI or OIL:

(i)     if the OTI Stockholder Approval is not obtained by 11:59 p.m. (IL time) on December 31, 2014 or the Section 350 Voting Approval (solely with respect to OSIL creditors, if applicable) is not obtained; provided, however, that the right to terminate this Agreement under this clause shall not be available to OTI where the action or failure to act of OTI has been a principal cause of or resulted in the failure to obtain the OTI Stockholder Approval or to obtain the Section 350 Voting Approval (solely with respect to OSIL creditors, if applicable) and such action or failure to act constitutes a material breach by OTI or OSIL of this Agreement;

(ii)     if (A) the Section 350 Voting Approval (OIL shareholders and, if applicable, creditors) is not obtained or (B) the Section 350 Voting Approval (solely of OIL shareholders) is not obtained until 11:59 p.m. (IL time) on December 31, 2014; provided, however, that the right to terminate this Agreement under this clause shall not be available to OIL where the action or failure to act of OIL has been a principal cause of or resulted in the failure to obtain the Section 350 Voting Approval and such action or failure to act constitutes a material breach by OIL of this Agreement;

(iii)     if the Closing does not occur on or prior to March 31, 2015; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Share Exchange to be consummated by such time and such action or failure to act constitutes a material breach of this Agreement; or

(vi)     if (A) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited or (B) any Governmental Authority having competent jurisdiction has issued an Order or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the Transactions, and such Order or other action becomes final and non-appealable.

(c)      by OTI:

(i)     if OIL materially breaches any of its representations and warranties or covenants and agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to OIL of such breach; it being understood that any breach of Section 5.11 of this Agreement will be deemed a material breach of this Agreement; provided however that OTI may not terminate this Agreement pursuant to this clause if it shall have materially breached this Agreement;

(ii)     if any condition set forth in Section 6.1 or Section 6.3 becomes incapable of fulfillment, and has not been waived by OTI to the extent waivable under applicable Law; provided, however, that in no event may OTI terminate this Agreement if a condition set forth in Section 6.1 becomes incapable of fulfillment due to a material breach by OTI of any of its representations, warranties or covenants set forth in this Agreement; or

(iii)      if the OIL Special Committee or board of directors (A) withdraws, or modifies in a manner adverse to OTI or OSIL or publicly proposes to withdraw or modify in a manner adverse to OTI or OSIL, its recommendation of this Agreement or any of the Transactions, (B) fails to recommend, or continue to recommend (or reaffirm (publicly, if so requested) within ten (10) Business Days after OTI delivers to OIL a request in writing that such recommendation be reaffirmed), that the OIL Shareholders give the Section 350 Voting Approval, or (C) if OIL shall have failed to include the OIL Recommendation in the OIL Proxy Statement.

(d)      by OIL:

(i)     if OTI or OSIL materially breaches any of its representations and warranties or covenants and agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to OTI of such breach; it being understood that any breach of Section 5.12 of this Agreement will be deemed a material breach of this Agreement; provided however that OIL may not terminate this Agreement pursuant to this clause if it shall have materially breached this Agreement;

(ii)     if any condition set forth in Section 6.1 or Section 6.2 become incapable of fulfillment, and has not been waived by OIL to the extent waivable under applicable Law, provided, however, that in no event may OIL terminate this Agreement if a condition set forth in Section 6.1 becomes incapable of fulfillment due to a material breach by OIL of any of its representations, warranties or covenants set forth in this Agreement; or

(iii)     if the OTI Special Committee (A) withdraws, or modifies in a manner adverse to OIL or publicly proposes to withdraw or modify in a manner adverse to OIL, its recommendation of this Agreement or any of the Transactions, (B) fails to recommend, or continue to recommend (or reaffirm (publicly, if so requested) within ten (10) Business Days after OIL delivers to OTI a request in writing that such recommendation be reaffirmed), that the OTI Stockholders give the OTI Stockholder Approval, or (C) if OTI shall have failed to include the OTI Recommendation in the OTI Information Statement.

7.2     Effect of Termination.

(a)      If this Agreement is terminated, the Transactions will terminate without further action by any Party, this Agreement will become void and of no further force and effect, except for the provisions of this Section 7.2 and Article VIII (other than Section 8.12, which will terminate with the other provisions of this Agreement except as specifically provided herein) containing general provisions. Nothing in this Article VII will be deemed to release any Party from any Liability resulting from any fraud or willful and intentional breach by such Party of any of its representations, warranties or covenants herein, or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement (whether or not the breach was willful and intentional) that specifically survive such termination as set forth in the immediately preceding sentence.

8.	MISCELLANEOUS

8.1     Nonsurvival of Representations, Warranties and Agreements.

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit (i) any covenant or agreement which by its terms contemplates performance after the Effective Time or (ii) any representations and warranties, covenants or agreements contained in the Other Transaction Agreements which by their terms contemplate survival or performance after the Effective Time.

8.2     Expenses.

Except as otherwise provided in this Agreement or any of the Other Transaction Agreements, all fees and expenses incurred in connection with the Transactions will be paid by the Party incurring such fees or expenses.

8.3     Entire Agreement.

This Agreement and the Other Transaction Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, which is hereby terminated and of no further force or effect. If there is a conflict between any provision of this Agreement and a provision of the Other Transaction Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

8.4     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)      The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, without regard to the conflict of law principles thereof that would result in the application of the Laws of another jurisdiction; provided, however, that (i) matters involving the internal corporate affairs of OIL or OSIL shall be governed by the laws of the State of Israel and (ii) provisions relating to the Court Approval or the Merger that are required under Israeli law to be governed by Israeli law will be so governed.

(b)      By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c)      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4(c).

8.5     Notices.

All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or email, provided that the facsimile or email transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)      If to OTI or OSIL:

Ormat Technologies, Inc.

6225 Neil Road

Reno, NV 89511-1136

Attn: Isaac Angel

Facsimile: +1 (775) 356-9039

with required copies to (which will not constitute notice):

Chadbourne & Parke LLP
1200 New Hampshire Avenue N.W.

Washington, DC 20036

Attn: Noam Ayali, Esq.

Facsimile: +1 (202) 974-5602

Email: NAyali@chadbourne.com

Chadbourne & Parke LLP
1301 Avenue of the Americas
New York, NY 10019-6022

Attn: Charles E. Hord, Esq.

Facsimile: +1 (212) 541-5369

Email: CHord@chadbourne.com

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: William Aaronson, Esq.

Facsimile: 212-701-5397

E-mail: william.aaronson@davispolk.com

(b)      If to OIL:

Ormat Industries Ltd.

New Industrial Zone

P.O. Box 68

Yavne, Israel 81100

Attn: CEO

Facsimile: +972 (08) 943-9901

with required copies to (which will not constitute notice):

Goldfarb Seligman & Co.

98 Yigal Alon Street
Electra Tower, Tel Aviv 67891
Israel

Attn: Gabriel Hake, Adv.

Ido G. Zemach, Adv
Tamar Luz, Adv.

Facsimile: +972-3-608-9909

Email: Gabi.Hake@goldfarb.com; Ido.Zemach@goldfarb.com; Tamar.Luz@goldfarb.com or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 8.5.

8.6     Amendments and Waivers.

(a)      This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party and, in the case of OTI, with the approval of or by the OTI Special Committee). No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b)      No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 8.6(a) and will be effective only to the extent in such writing specifically set forth.

8.7     No Third-Party Beneficiaries.

This Agreement is solely for the benefit of the Parties and does not confer on third parties any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement. Notwithstanding the foregoing, the Indemnitees are intended to be conferred with the rights and remedies set forth in 5.15 and will be express third party beneficiaries of Section 5.15.

8.8     Assignability.

No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

8.9     Construction.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement, the OTI Disclosure Letter or OIL Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or the OTI Disclosure Letter or OIL Disclosure Letter will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The use of the words “deliver,” “furnish,” “made available” or “provide” will mean that, with respect to either Party, as the context requires, or its respective Representatives, that such documents or information referenced shall have been delivered to the other Party or its Representatives at least one Business Day prior to the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Other Transaction Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Other Transaction Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

8.10     Severability.

The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

8.11     Counterparts.

This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

8.12     Specific Performance.

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

8.13     Disclosure Letters.

There may be included in the OTI Disclosure Letter and/or the OIL Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the OTI Disclosure Letter and the OIL Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The OTI Disclosure Letter and the OIL Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the OTI Disclosure Letter and the OIL Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

9.	DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Action” means any claim, action, suit, counter suit, hearing, written complaint or demand, litigation or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided, however, that neither OTI nor its controlled Affiliates (including OSIL) will be deemed to be an Affiliate of OIL for any purpose hereunder. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Court” has the meaning set forth in Section 5.2(a).

“Arrangement” has the meaning set forth in Section 5.2(a).

“Arrangement Regulations” has the meaning set forth in Section 5.2(a).

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Business Day” means any day that is not a Friday, Saturday, Sunday or other day that is a statutory holiday under the federal Laws of the United States or the laws of the State of Israel.

"Charter Documents" means memorandum of association, articles of association, certificate of incorporation, by-laws or such other organizational documents of the applicable Person.

"Closing" has the meaning set forth in Section 1.1.

"Closing Date" has the meaning set forth in Section 1.1.

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the Treasury Regulations promulgated thereunder.

“Commission” means the Securities and Exchange Commission.

"Companies Law" means the Israel Companies Law, 5759-1999, as amended.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property.

“Court Approval” has the meaning set forth in Section 5.2(a).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Effective Time” has the meaning set forth in Section 1.1.

“Enforceability Exception” has the meaning set forth in Section 3.2.

“Equity-Based Awards” has the meaning set forth in Section 4.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.3.

“Exchange Fund” has the meaning set forth in Section 1.3.

“Exchange Ratio” means 0.2592 shares of OTI Common Stock for each one (1) OIL Ordinary Share.

“GAAP” means United States generally accepted accounting principles, as consistently applied by OTI, in the preparation of its consolidated financial statements.

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

"IFRS" means International Financial Reporting Standards, as consistently applied by OIL, in the preparation of its consolidated financial statements.

“Indemnitees” has the meaning set forth in Section 5.15(a).

“IRS” means the Internal Revenue Service.

"ISA" means the Israel Securities Authority.

"Israel Securities Law" means the Israel Securities Law, 5728-1968.

"Israeli Tax Ruling" has the meaning set forth in the preamble to this Agreement.

"ITA" means the Israel Tax Authority.

“Known” or “Knowledge” means, in the case of OIL, the actual knowledge following reasonable inquiry of the persons listed in Section 9.1 of the OIL Disclosure Letter as of the date of the representation, and, in the case of OTI, the actual knowledge following reasonable inquiry of the persons listed in Section 9.1 of the OTI Disclosure Letter as of the date of the representation.

“Law” means any statute, law, ordinance, regulation (including, where applicable, stock exchange rules), rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors).

“Measurement Date” has the meaning set forth in Section 4.4.

“Merger” has the meaning set forth in the preamble to this Agreement.

"Merger Closing" has the meaning set forth in Section 2.1(a).

"Merger Closing Date" has the meaning set forth in Section 2.1(a).

“Merger Effective Time” has the meaning set forth in Section 2.1(a).

“NYSE” means the New York Stock Exchange.

“OIL” has the meaning set forth in the preamble to this Agreement.

“OIL Disclosure Letter” means the disclosure letter delivered by OIL to OTI immediately prior to the execution of this Agreement.

“OIL Equity Interests” has the meaning set forth in Section 3.4(a).

“OIL Financial Statements” has the meaning set forth in Section 3.9(b).

“OIL ISA Filings” has the meaning set forth in Section 2.09(a).

“OIL MAE” means any circumstance, change, development, condition or event that (a) with respect to OIL would or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Assets, business, financial condition or results of operations of OIL and its Subsidiaries, taken as a whole, or (b) materially impairs, prevents or delays the ability of OIL to consummate the Share Exchange, the Merger and the other Transactions to be performed or consummated by OIL pursuant to this Agreement; provided, however, that any effect resulting or arising from or relating to an OTI MAE will not be considered when determining whether an OIL MAE has occurred or would reasonably be expected to occur.

“OIL Meetings” has the meaning set forth in Section 5.2(a).

“OIL Ordinary Shares” has the meaning set forth in Section 3.4(a).

“OIL Shareholders” means the holders of OIL Ordinary Shares.

“OIL Subsidiary(ies)” or "OIL and its Subsidiaries" means each Subsidiary of OIL, other than OTI and its Subsidiaries.

“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

"Ordinance" means the Israel Tax Ordinance [New Version], 5721-1961, as amended.

“OSIL” has the meaning set forth in the preamble to this Agreement.

"OSIL Consideration" means fully paid and nonassessable OSIL Ordinary Shares in a number to agreed to between OTI and OSIL following the date hereof and prior to the Merger Effective Time.

“Other Transaction Agreements” means the OIL Shareholders Undertaking Agreement and the OIL Voting Agreement.

“OTI” has the meaning set forth in the preamble to this Agreement.

“OTI Common Stock” has the meaning set forth in Section 4.4.

“OTI Disclosure Letter” means the disclosure letter delivered by OTI to OIL immediately prior to the execution of this Agreement.

“OTI Equity Interests” has the meaning set forth in Section 4.4.

“OTI Financial Statements” has the meaning set forth in Section 4.7(b).

“OTI MAE” means any circumstance, change, development, condition or event that (a) with respect to OTI would or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Assets, business, financial condition or results of operations of OTI and its Subsidiaries, taken as a whole, or (b) materially impairs, prevents or delays the ability of OTI to consummate the Share Exchange, the Merger and the other Transactions to be performed or consummated by OTI pursuant to this Agreement.

“OTI Options” has the meaning set forth in Section 4.4.

“OTI Preferred Stock” has the meaning set forth in Section 4.4.

“OTI Information Statement” has the meaning set forth in Section 5.3.

“OTI SEC Filings” has the meaning set forth in Section 4.7(a).

“OTI Stockholder Approval” has the meaning set forth in Section 4.11(a).

“OTI Stockholders” means the holders of OTI Common Stock.

“OTI Stock Issuance” has the meaning set forth in Section 1.2(c).

“Parties” means OIL, OTI and OSIL.

“Permits” means all permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Authorities.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Representatives” means with respect to any Person, such Person’s officers, employees, agents, advisors, directors and other representatives.

“Right” means a Preferred Share Purchase Right issuable pursuant to the Rights Agreement or any other right issued in substitution therefor.

“Rights Agreement” means the Rights Agreement dated as of November 10, 2004 between OTI and American Stock Transfer & Trust Company, as rights agent, as the same may be amended from time to time.

“Section 350 Voting Approval” has the meaning set forth in Section 5.2(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

"Share Exchange" has the meaning set forth in the preamble to this Agreement.

“Share Exchange Consideration” has the meaning set forth in Section 1.03(d).

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect at least a majority of the Board of Directors or other governing body or, (b) if there are no such voting interests, 50% or more of the equity interests therein; provided, however, that neither OTI nor its Subsidiaries (including OSIL) will be deemed to be a Subsidiary of OIL for any purpose hereunder.

“Surviving Company” has the meaning set forth in the preamble to this Agreement.

"TASE" has the meaning set forth in Section 3.3.

“Tax” or “Taxes” means (a) all forms of taxation, whenever created or imposed, and whether of the United States, Israel or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, escheat, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever assessed, collected, imposed or administered by any Tax Authority, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by such Tax Authority, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Authority” means the IRS, the ITA or any Governmental Authority responsible for the assessment, collection, imposition or administration of any Taxes.

“Tax Returns” means all reports, returns, filings, declaration forms, claims for refunds and statements filed or required to be filed with respect to Taxes, including any amendments thereto (whether on a separate, consolidated or unitary basis).

“Transactions” means the Share Exchange, the Merger and the other transactions contemplated by this Agreement and the Other Transaction Agreements.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

 [Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

ORMAT INDUSTRIES LTD.

By:	/s/ Doron Blachar / Isaac Angel

Name:	Doron Blachar / Isaac Angel

Title:	Chief Financial Officer / Chief Executive Officer

ORMAT TECHNOLOGIES, INC.

By:	/s/ Doron Blachar / Isaac Angel

Name:	Doron Blachar / Isaac Angel

Title:	Chief Financial Officer / Chief Executive Officer

ORMAT SYSTEMS ltd.

By:	/s/ Doron Blachar / Isaac Angel

Name:	Doron Blachar / Isaac Angel

Title:	Chief Financial Officer / Chief Executive Officer

[Signature Page to the Share Exchange Agreement and Plan of Merger]

Exhibit A

Form of OIL Shareholder Undertaking Agreements

 [Omitted. See Exhibits 10.2 and 10.3 to this Form 8-K.]

Exhibit B

Form of Voting Neutralization Agreements

[Omitted. See Exhibits 10.4 and 10.5 to this Form 8-K.]

Exhibit C

Form of OIL Voting Agreement

[Omitted. See Exhibit 10.1 to this Form 8-K.]